FOR IMMEDIATE RELEASE

CONTACT:

Mark Ravenstahl

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: mravenstahl@ansoft.com

ANSOFT CORPORATION EARNINGS NEARLY DOUBLE

REVENUE INCREASES 17%

PITTSBURGH, PA -- August 24, 2006 -- Ansoft Corporation (NASDAQ: ANST) today announced financial results for its first quarter of fiscal 2007 ended July 31, 2006. All references to share and per share information, except shares authorized, included in this press release have been adjusted to reflect the two-for-one stock split effected in the form of a stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

Revenue for the first quarter totaled $17.3 million, an increase of 17% compared to $14.8 million reported in the previous fiscal year's first quarter.

On a generally accepted accounting principles (GAAP) basis, net income for the first quarter was $2.3 million, or $0.09 per diluted share, representing a 96% increase when compared to GAAP net income of $1.2 million, or $0.05 per diluted share in the previous fiscal year's first quarter.

GAAP net income for first quarter includes employee stock-based compensation expense of $0.6 million, or $0.02 per diluted share due to the adoption of Statement of Financial Accounting Standards 123(R) (SFAS 123(R)). The previous fiscal year's first quarter net income did not include employee stock-based compensation expense related to SFAS 123(R).

Additionally, GAAP net income for the first quarter includes acquisition related amortization of $0.3 million, or $0.01 per diluted share. This compares to acquisition related amortization of $0.4 million, or $0.01 per diluted share in the previous fiscal year's first quarter.

"We are pleased to report strong revenue and earnings growth for the first quarter," said Nicholas Csendes, Ansoft's President and CEO. "For the next fiscal quarter, we anticipate continued revenue growth of around 10-15%."

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, internet access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements including those related to revenue and earnings growth for the current fiscal year that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, management's ability to forecast revenues and control expenses and the amount, timing and structure of software licenses.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of August 24, 2006. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Ansoft -- Page 2

ANSOFT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended July 31,
	2006	2005
Revenue
License	$ 8,185	$ 6,820
Service and other	9,138	7,970
Total revenue	17,323	14,790
Costs of revenue
License	120	99
Service and other	333	329
Total cost of revenue	453	428
Gross profit	16,870	14,362
Operating Expenses
Sales and marketing	7,478	7,143
Research and development	4,826	4,060
General and administrative	1,384	1,383
Amortization	346	369
Total operating expenses	14,034	12,955
Income from operations	2,836	1,407
Net realized loss on sale of securities	-	(2)
Other income, net	815	340
Income before income taxes	3,651	1,745
Income tax expense	1,362	576
Net income	$ 2,289	$ 1,169
Net income per share
Basic	$ 0.10	$ 0.05
Diluted	$ 0.09	$ 0.05
Weighted average shares used in calculation
Basic	23,609	23,834
Diluted	26,174	25,954

All share and per share information has been adjusted to reflect the two-for-one stock split effected in the form of 100% stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

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Ansoft -- Page 3

ANSOFT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	July 31,	April 30,
	2006	2006

Assets
Current assets
Cash and cash equivalents	$ 16,703	$ 16,456
Accounts receivable, net of allowance for doubtful
accounts of $640 and $545, respectively	11,890	20,264
Deferred income taxes	164	164
Prepaid expenses and other assets	2,653	1,938
Total current assets	31,410	38,822

Equipment and furniture, net of accumulated depreciation
of $6,530 and $6,249, respectively	2,532	2,599
Marketable securities	36,298	33,621
Other assets	140	131
Deferred income taxes	6,344	6,226
Goodwill	1,239	1,239
Other intangible assets, net	2,096	2,442
Total assets	$ 80,059	$ 85,080

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 189	$ 274
Accrued payroll	1,176	3,027
Accrued income taxes	1,526	928
Other accrued expenses	2,890	3,609
Current portion of deferred revenue	19,204	19,893
Total current liabilities	24,985	27,731
Long-term portion of deferred revenue	940	1,088
Total liabilities	25,925	28,819

Stockholders' equity
Preferred stock , par value $0.01 per share; 1,000 shares
authorized, no shares outstanding	-	-
Common stock , par value $0.01 per share; 50,000 shares
authorized; issued 28,672 and 28,576 shares, respectively
and outstanding 23,573 and 23,764, respectively	287	286
Additional paid-in capital	77,926	76,795
Treasury stock, 5,099 and 4,812 shares, respectively	(43,650)	(37,913)
Accumulated other comprehensive loss, net	(1,350)	(1,539)
Retained earnings	20,921	18,632
Total stockholders' equity	54,134	56,261
Total liabilities and stockholders' equity	$ 80,059	$ 85,080

All share, except shares authorized, information has been adjusted to reflect the two-for-one stock split effected in the form of 100% stock dividend that was declared on March 7, 2006 and distributed on May 9, 2006.

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